Exhibit 99.1

CONTACT:
Company Contact Mark Hall, Senior Vice President Environmental Power Corporation (630) 573-2926 mhall@environmentalpower.com

Environmental Power Announces Second Quarter 2008 Results and Provides Business Update

TARRYTOWN, N.Y., July 31, 2008 – Environmental Power Corporation (NASDAQ: EPG or the “Company”) today announced results for the second quarter ended June 30, 2008.

Business Commentary

The Company is pleased to report that market conditions for our business model remain robust and that we have achieved substantial progress in the last several months on key projects in Texas, California and Nebraska as well as significant growth in our development pipeline. As further described in the Market Conditions section of this news release, demand for our renewable natural gas (RNG®) has historically been driven by utility strategies to comply with Renewable Portfolio Standards and remains our main focus. This market is robust and has resulted in a 60% increase in our development pipeline since last quarter. In addition, the biogas and RNG® we create has tremendous versatility and can be used in many ways including as a transportation fuel which is the current focus of policy makers seeking alternatives to increased prices of traditional gasoline and diesel fuel. Increased interest in more environmentally sustainable operations for many types of businesses and industries has also created new opportunities. These new avenues for marketing RNG® should further enhance our markets and potential for growth.

The Company remains firmly on course to be a respected leader in the biogas and RNG® markets and will continue to take advantage of the momentum created by the financing and construction activities of the last several months, a summary of which follows:

•	Construction has begun on the Rio Leche RNG® project in Dublin Texas and the Hereford RNG® project at the Cnossen Dairy in Hereford, Texas.

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Approval of the volume cap allocations for tax exempt bond financing in California for all three of the Company’s currently planned large-scale RNG® projects in that state has allowed the Company to commence marketing of the bonds with closing of the financing currently expected to occur by the end of August, subject to obtaining purchase commitments.

•	The Company completed the tax-exempt bond financing for its Grand Island Biogas Project at the JBS Swift plant in Nebraska and construction of this facility is proceeding on schedule.

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Operational improvements for the gas conditioning system are being implemented at the Huckabay Ridge facility, with a goal of completing all the needed improvements by the end of October, which is expected to result in operations achieving targeted levels.

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The State of Texas has approved the distribution of liquid effluent from Texas projects as commercial fertilizer, providing a potential revenue source and giving the projects greater operational flexibility.

•	Sale of the remaining greenhouse gas offset credits from the Wisconsin projects for 2007 was also completed in the quarter.

Market Conditions

The Company continues to experience increased demand for RNG®—our trademarked brand for our pipeline-grade methane – due not only to utilities’ needs to meet their Renewable Portfolio Standards (RPS), but also to address the demand by energy users for a green energy product. The Company believes that the increased desire to improve environmental stewardship by industry has also increased the demand and, therefore, the potential value of the greenhouse gas offset credits it produces. As with gas pricing, the Company believes that continued demand in the voluntary market for greenhouse gas offset credits, and the expectation of an eventual compliance/mandatory market, will have a positive influence on future pricing for these credits. Pressure to promote technologies that reduce carbon emissions has greatly increased. The Company anticipates that there will be numerous efforts with the new Congress to pass legislation to promote renewable energy and the Company continues to have dialogue with policymakers about the opportunity to include biogas production more broadly in new policy initiatives.

At the same time, there continue to be broad concerns about traditional renewable transportation fuels like ethanol and biodiesel because of the pressure on grain prices. The Governor of Texas recently requested relief from obligations to use ethanol on a short term basis and a decision is expected from the EPA Administrator soon. T. Boone Pickens’ widely promoted strategy to shift use of natural gas to fuel vehicles, in lieu of petroleum-based gasoline, fits well with the nature of biogas production and there has been an increase in media interest in biogas as a transportation fuel. The Company believes that this media interest will translate into even more interest on the part of policymakers.

The Company believes that all these factors bode well as it seeks to maintain its first mover status in the biogas market and continues to execute on its identified projects, totaling 4.9 million MMBtu per year of energy production. In addition to the Company’s announced projects, its development pipeline has increased by 60% to over 10.7 million MMBtu of energy production per year with 30 additional projects that are in various stages of development. Some of these new opportunities are located near the Company’s other projects, which the Company believes will allow it to utilize existing operations and maintenance resources and thereby achieve economy of scale. The new regions include the upper Midwest and the Rocky Mountain states.

New project announcements will be forthcoming, as soon as EPC finalizes key project agreements for feed stocks and off-take and when anticipated construction dates can be announced.

Financial Results

For the three months ended June 30, 2008, the Company had a net loss applicable to common shareholders of $5,293,000 or loss per share of $0.34, compared to a net loss applicable to common shareholders of $7,089,000 or loss per share of $0.71 for the three months ended June 30, 2007. The net loss applicable to common shareholders declined in 2008 because, for the three months ended June 30, 2007, the Company had a loss from discontinued operations of $3,235,000 whereas these operations were discontinued prior to the second quarter of 2008 and, therefore, did not affect the Company’s results in that quarter.

Revenue for the three months ended June 30, 2008 increased to $1,112,000 from $327,000 for the three months ended June 30, 2007 an increase of 240%. The increase is attributable to revenues from the Huckabay Ridge facility which began operations in February 2008 and had revenues of $790,000 for the quarter ended June 30, 2008, whereas such facility was still under construction and had no such revenues in the quarter ended June 30, 2007.

For the quarter ended June 30, 2008, operations and maintenance expense was $1,937,000 as compared to $244,000 for the same period in 2007, an increase of $1,693,000. The increase was due to operations and maintenance expense of $1,924,000 at Huckabay Ridge during the second quarter of 2008. Huckabay Ridge began commercial operation in February 2008 and therefore did not have any operations and maintenance expense in 2007, as these expenses were capitalized during that period. General and administrative expenses from continuing operations were essentially the same, decreasing by $44,000 to $3,611,000 for the three months ended June 30, 2008, as compared to $3,656,000 for the same period in 2007. G&A expenses include FAS 123R non-cash expenses of $1,115,000 this quarter compared to $898,000 in the second quarter of 2007. Depreciation and amortization expense increased to $354,000 for the three months ended June 30, 2008, as compared to $77,000 for the three months ended June 30, 2007. The increase in depreciation and amortization expense was principally due to the fact that the second quarter of 2008 included three months’ depreciation of the Huckabay Ridge facility, which began commercial operations in February 2008, whereas no such depreciation and amortization expense was recorded for the same period of 2007.

As a result of the changes described above, our operating loss from continuing operations increased to $4,789,000 in the second quarter of 2008 from $3,650,000 in the same period in 2007.

Interest income for the three months ended June 30, 2008 was $100,000, as compared to $132,000 for the three months ended June 30, 2007. Interest income decreased primarily due to lower interest rates on lower invested cash balances.

Interest expense, net, increased to $265,000 for the three months ended June 30, 2008, as compared to $2,000 for the three months ended June 30, 2007. This increase was due principally to the fact that we ceased the capitalization of interest expense related to the Huckabay Ridge facility when it began commercial operations in February 2008. The interest expense related to the portion of the bonds allocated to finance the Huckabay Ridge facility is now recorded as interest expense.

A complete presentation of the Company’s financial results for the second quarter of 2008, and management’s discussion and analysis thereof, is included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, which is being filed today with the Securities and Exchange Commission and will be available on the Company’s website.

Business Update

Huckabay Ridge Operations

Modifications designed to insure an efficient and reliable gas conditioning system have commenced with an expected completion by the end of October, 2008. Three areas of improvement are planned and include adding heating capacity, cooling capacity and enhanced instrumentation and controls. Orders have been placed for the necessary equipment and installation over the next several months will be coordinated to minimize interconnection downtime.

“With these changes implemented, we fully expect to see a sharp reduction in operating costs related to consumables, non-recurring labor and consulting expenditures and other variable costs such that Huckabay Ridge’s financial performance will meet our previous expectations,” said Richard Kessel, President and CEO of Environmental Power. “All the experience gained from Huckabay Ridge, including those items just discussed, have already been incorporated into the design of the new Texas facilities that are currently under construction, as well as our planned California projects.”

Approval from the State of Texas to distribute the liquid effluents from Texas facilities as a fertilizer has also been obtained. This will provide the Texas projects potential revenues as well as important operational flexibility in an environment where fertilizer costs have risen significantly.

Rio Leche and Cnossen Projects Under Construction

Site construction work has commenced at both the Rio Leche and Cnossen projects. Our groundbreaking ceremony for Rio Leche occurred on June 10, 2008. The ground breaking ceremony for Cnossen will occur next week on August 6, 2008. The

Company expects Commissioner Todd Staples of the Texas Department of Agriculture and a number of other state and local officials to participate in this ground breaking ceremony.

The Company anticipates that these projects will be producing RNG® during the second quarter of 2009.

California Projects Update

On May 28, 2008 the Company received CDLAC approval of its volume cap allocation for $65 million in the tax-exempt bond financing for the Hanford and Riverdale projects and, on July 16, 2008, the Company received approval for an additional $26 million in volume cap allocation for the Bar 20 project. This financing is expected to be on terms similar to those of the tax-exempt bond financing previously obtained in Texas. The bonds are currently being marketed and closing of this financing is currently expected to occur by the end of August, subject to obtaining purchase commitments.

“By achieving these milestones, we have shown the support our projects have with state officials and agencies and their respective staffs in addressing environmental concerns while being a source of renewable energy,” said Richard Kessel.

JBS Swift Grand Island Project

This week, the Company announced that Microgy Grand Island, LLC, has completed a financing involving the sale of $7 million of tax-exempt bonds issued by the City of Grand Island, Nebraska. The proceeds of the bonds will be used to finance construction of the Grand Island Biogas Project at the JBS Swift Plant in Grand Island, Nebraska. With this closing the Company has fully secured financing for the project. The biogas facility is already under construction and is expected to begin producing biogas by the end of the year.

Summary

“We are very pleased by the continued progress in financing and constructing our projects,” said Rich Kessel. “We believe that the market for our RNG® product is continuing to improve with increased demand for natural gas for a myriad of uses, as shown by our 60% increase in the Company’s development pipeline. We will remain focused on completing the construction of our announced pipeline of projects, and continuing to grow our development pipeline.”

Management Conference Call

Mr. Richard Kessel, President and CEO, and Mr. Michael Thomas, Senior Vice President and CFO, will comment on these and related items and will also answer questions from interested investors in the Conference Call scheduled for Thursday

July 31, 2008, at 10 a.m. EDT. Conference Call details:

When:	10am Eastern Time;	July 31, 2008
Dial-in:	U.S. Toll Free:	877-737-1669
	Canadian Toll Free:	800-501-6064
	International Toll:	302-709-8008
Verbal Passcode	VK34741

Replay Access #:	U.S.	800-355-2355 Code 34741#
	Int. & Canadian Toll:	402-220-2946 Code 34741#

The call will be available for 3 days by accessing the number above after which it will be available on our website www.environmentalpower.com

ABOUT ENVIRONMENTAL POWER CORPORATION

Environmental Power Corporation is a developer, owner and operator of renewable energy production facilities. Its principal operating subsidiary, Microgy, Inc., holds an exclusive license in North America for the development and deployment of a proprietary anaerobic digestion technology for the extraction of methane gas from livestock wastes and other organic waste for its use to generate energy. For more information visit the Company’s web site at www.environmentalpower.com.

CAUTIONARY STATEMENT

The Private Securities Litigation Reform Act of 1995, referred to as the PSLRA, provides a “safe harbor” for forward-looking statements. Certain statements contained in this press release, such as statements concerning planned manure-to-energy systems, our sales pipeline, our backlog, our projected sales and financial performance, statements containing the words “may,” “assumes,” “forecasts,” “positions,” “predicts,” “strategy,” “will,” “expects,” “estimates,” “anticipates,” “believes,” “projects,” “intends,” “plans,” “budgets,” “potential,” “continue,” “targets” “proposed,” and variations thereof, and other statements contained in this press release regarding matters that are not historical facts are forward-looking statements as such term is defined in the PSLRA. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: uncertainties involving development-stage companies; uncertainties regarding project financing, the lack of binding commitments and/or the need to negotiate and execute definitive agreements for the construction and financing of projects, the sale of project output, the supply of substrate and other requirements and for other matters; financing and cash flow requirements and uncertainties; inexperience with the development of multi-digester projects; risks relating to fluctuations in the price of commodity fuels like natural gas, and our inexperience with managing such risks; difficulties involved in developing and executing a business plan; difficulties and uncertainties regarding acquisitions;

technological uncertainties; including those relating to competing products and technologies; risks relating to managing and integrating acquired businesses; unpredictable developments; including plant outages and repair requirements; the difficulty of estimating construction, development, repair and maintenance costs and timeframes; the uncertainties involved in estimating insurance and implied warranty recoveries, if any; the inability to predict the course or outcome of any negotiations with parties involved with our projects; uncertainties relating to general economic and industry conditions, and the amount and rate of growth in expenses; uncertainties relating to government and regulatory policies and the legal environment; uncertainties relating to the availability of tax credits, deductions, rebates and similar incentives; intellectual property issues; the competitive environment in which Environmental Power Corporation and its subsidiaries operate and other factors, including those described in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, well as in other filings we make with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.